EXHIBIT 99.02
PRESS RELEASE

DATED MAY 6, 2014

Top Shelf Brand Holdings Corp files for Summary Judgment in Florida Court

Houston, TX  (NEWSWIRE) May 6, 2014 – Top Shelf Brands Holdings, (a Nevada Corporation) (OTCBB: TEMN), announces it has filed a motion for summary judgment in the case pending in Florida asking the court that is holding the shares to agree the certificates were improperly issued and are void.  These shares have been deposited to the courts registry and the suit was filed after initially asking Clear Trust Transfer to cancel 1 billion shares and 60 preferred class A shares that were improperly issued to former directors.  Clear Trust Transfer initially failed to cancel the shares that were returned requiring the filing of this suit to protect our shareholders.   “We’re fighting for our shareholders due to former directors creating a new series of stock purely to regain control of the public entity.  This move didn’t add value to the company and was done explicitly to protect their own interests, not the interests of the existing shareholders.   As we move closer to cleaning the company up there are a couple of things that just should not be allowed,” Alonzo Pierce, CEO stated.   “As a steward of this company, in order to be taken seriously we have to attack our obstacles head on and not allow anything to get in the way of the companies shareholders or the companies business plan.  We won’t sit by idly and watch as unscrupulous individuals try to take advantage of the common shareholder,” continued Pierce.  Top Shelf Brands has first class legal representation in Florida, Texas and Nevada and we will do everything we can to grow an exciting company that has tremendous upside and has been long awaiting an opportunity for growth.  We will stop at nothing to protect value for our shareholders moving forward.

About TSB:

Top Shelf Brands Holdings incubate, create, markets and supplies branded alcoholic beverages with an initial offering of Tequila, Liqueur and Bourbon. Being a federally licensed importer and supplier of alcoholic beverages gives us a competitive edge. Top Shelf Brands is dedicated to “Incubating and Creating Brands People Talk About”. Top Shelf Brands is positioned to capitalize on the $1 trillion spirits industry. Strong growth in the industry is anticipated primarily in the premium category.

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this release, words such as "estimate," "expect," "anticipate," "projected," "planned," "forecasted" and similar expressions are intended to identify forward-looking statements, which are, by their very nature, no guarantees of Team Nations Holdings Corporation, Inc.’s future operational or financial performance, and are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Due to the risks and uncertainties, actual events may differ materially from current expectations. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise